Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The unaudited pro forma combined financial statements presented below have been derived from our audited combined financial statements for the year ended June 30, 2014. The pro forma adjustments and notes to the pro forma combined financial statements give effect to our entry into our Credit Facilities and Bridge Facility, the payment of the cash dividend to ADP, the separation and distribution, the consummation of this offering and the repayment of the borrowings under our Bridge Facility. These unaudited pro forma combined financial statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our combined financial statements and the notes to those statements included elsewhere in this offering circular.

The unaudited pro forma combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future financial condition or results of operations as an independent, publicly-traded company. The unaudited pro forma Combined Statements of Earnings for the year ended June 30, 2014 have been prepared as though the separation and distribution had occurred as of July 1, 2013. The unaudited pro forma Combined Balance Sheet at June 30, 2014 has been prepared as though the separation and distribution had occurred on June 30, 2014. While initially established as a limited liability corporation, we converted to a Delaware corporation on September 29, 2014, prior to the distribution. The unaudited pro forma combined financial statements presented below give effect to this conversion as though it occurred as of June 30, 2014. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable, that reflect the expected impacts of events directly attributable to the distribution and that are factually supportable, and, for purposes of the Combined Statements of Earnings, that are expected to have a continuing impact. In addition, such adjustments are estimates and actual results may differ from these estimates.

The pro forma adjustments include the following items:

•	the issuance by us to ADP of 160.6 million shares of our common stock;

•	the distribution of 160.6 million shares of our common stock to the holders of ADP’s common stock;

•	the settlement by ADP of $21.9 million of intercompany notes and related accrued interest owed by us to ADP and its affiliates and $40.6 million of intercompany notes and related accrued interest owed to us by ADP and its affiliates which were settled prior to the distribution date;

•	the elimination of one-time separation costs of $9.3 million as these costs will not be incurred subsequent to the separation;

•	the elimination of the intercompany trademark royalty fee of $21.9 million for the year ended June 30, 2014 currently paid to ADP relating to our usage of the ADP trademark and brand name as these costs will not be incurred subsequent to the separation and distribution;

•	the incurrence of $1.0 billion of combined indebtedness in connection with the separation and distribution; and

•	the payment to ADP of $825 million in the form of a cash dividend.

No adjustments have been included in the unaudited pro forma combined financial statements for additional annual operating costs, which we expect to be in the range of $40 million to $50 million. Although expenses reported in our Combined Statements of Comprehensive Income include allocations of certain ADP costs (including corporate costs, shared services and other selling, general and administrative costs that benefit our company), as a stand-alone company we anticipate incurring additional recurring costs that could be materially different from the allocations of ADP costs included within the historical financial statements. These additional costs are primarily for the following:

(i)	staff additions and increases in salaries to replace ADP support;

(ii)	corporate governance, including board of directors compensation and expenses, insurance costs, audit fees, annual report and proxy printing and filing fees, stock exchange fees, corporate compliance fees and tax advisory fees;

(iii)	increased depreciation, amortization and maintenance costs in connection with information technology infrastructure investments resulting from the spin-off;

(iv)	the administration of our benefit plans and payroll functions; and

(v)	other corporate costs, including ongoing costs associated with treasury, mergers and acquisitions and corporate security activities and increased depreciation relating to additional property and equipment purchases in connection with the spin-off, which were estimated using ADP’s historical costs and adjusted for expected variations as applicable.

Additionally, no adjustments have been included in the unaudited pro forma combined financial statements for additional stock-based compensation expenses for staff additions to build out our own corporate functions and director compensation costs. We expect these costs to be in the range of $5 million to $10 million annually. These additional expenses are in addition to the costs described above.

A number of factors could impact these stand-alone public company costs, including, among other factors, the finalization of contracts related to our staffing and infrastructure needs.

Unaudited Pro Forma Combined Statements of Earnings

Year Ended June 30, 2014

	Historical	Pro Forma Adjustment		Pro Forma
	(in millions, except per share amounts)
Revenues	$1,973.6	$—		$1,973.6

EXPENSES:
Costs of revenues	1,201.5	—		1,201.5

Selling, general, and administrative expenses	419.4	(21.9	)(a)	397.5
Separation costs	9.3	(9.3	)(b)	—
Interest expense	1.0	(1.0 36.3	)(c) (d)	36.3

TOTAL EXPENSES	1,631.2	4.1		1,635.3

Other income, net	(1.2)	0.8	(c)	(0.4)

EARNINGS BEFORE INCOME TAXES	343.6	4.9		338.7
Provision for income taxes	116.7	(5.5	)(e)	111.2

NET EARNINGS	$226.9	$(0.6)		$227.5

Pro forma earnings per share:
Basic and Diluted (f)	$—	$—		$1.42

Pro forma shares outstanding
Basic and Diluted (f)	—	—		160.6

See accompanying notes

Unaudited Pro Forma Combined Balance Sheet

As of June 30, 2014

	Historical	Pro Forma Adjustments		Pro Forma
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$402.8	$(119.3	)(g)	$283.5
Accounts receivable, net	299.1	—		299.1
Notes receivable from affiliated parties	40.6	(40.6	)(h)	—
Other current assets	164.6	—		164.6

Total current assets	907.1	(159.9)		747.2
Property, plant and equipment, net	109.9	—		109.9
Other assets	205.5	9.5	(i)	215.0
Goodwill	1,230.9	—		1,230.9
Intangible assets, net	133.8	—		133.8

Total assets	$2,587.2	$(150.4)		$2,436.8

Liabilities and Group (historical) or Stockholders’ (pro forma) Equity
Current liabilities:
Current maturities of long-term debt	$—	$12.5	(j)	$12.5
Accounts payable	17.2	—		17.2
Accrued expenses and other current liabilities	154.2	—		154.2
Accrued payroll and payroll-related expenses	105.6	—		105.6
Short-term deferred revenues	194.8	—		194.8
Notes payable to affiliated parties	21.9	(21.9	)(h)	—

Total current liabilities	493.7	(9.4)		484.3
Long-term debt	—	987.5	(j)	987.5
Other liabilities	43.9	—		43.9
Deferred income taxes	76.6	—		76.6
Long-term deferred revenues	182.8	—		182.8

Total liabilities	797.0	978.1		1,775.1

Equity:
Common stock, par value $0.01 per share	—	1.6	(k)	1.6
Additional paid-in capital	—	574.5	(k)	574.5
Parent company’s net investment	1,704.6	(1,704.6	)(k)	—
Accumulated other comprehensive income	85.6	—		85.6

Group (historical) or stockholders’ (pro forma) equity	1,790.2	(1,128.5)		661.7

Total liabilities and group (historical) or stockholders’ (pro forma) equity	$2,587.2	$(150.4)		$2,436.8

See accompanying notes.

Notes to Unaudited Pro Forma Combined Financial Statements

(a)	Represents the elimination of $21.9 million for the year ended June 30, 2014 for the royalty paid by us to ADP for the utilization of the ADP trademark and brand. This expense will cease upon completion of the spin-off.

(b)	Represents the removal of $9.3 million of separation costs incurred during the historical period that are directly related to our separation from ADP.

(c)	Represents the removal of $1 million of interest expense incurred by us on notes due to ADP and its affiliates and interest income of $0.8 million recognized by us on notes due from ADP and its affiliates.

(d)	Represents an adjustment to record interest expense of $34.1 million reflecting assumed interest under the term loan facility and the assumed borrowings under the notes. Pro forma interest expense was calculated based on an assumed average interest rate of 3.4%. Interest expense also includes $1.4 million of amortization on approximately $9.5 million of capitalized costs that will be amortized on a straight-line basis, which approximates the effective interest method, over the term of the term loan facility, revolving credit facility and the notes and $0.8 million in recurring fees, primarily the commitment fee for our revolving credit facility, paid in connection with the indebtedness which will be expensed as incurred. Assuming other factors remain constant, a 1/8% change in interest rates would result in a $0.3 million change in annual interest expense.

(e)	Represents the tax effect of pro forma adjustments using the Company’s statutory tax rate of 38.4% for the year ended June 30, 2014 for U.S. transactions, which represent the majority of the pro forma adjustments recorded. The separation costs (described in (b) above) are not tax deductible and therefore there is no provision for income taxes included in the pro forma for this adjustment.

(f)	Pro forma basic and diluted earnings per share and shares outstanding represent the number of shares of common stock distributed to ADP in connection with the distribution on September 30, 2014. The number of dilutive shares of our common stock that will result from ADP stock options, restricted stock awards and restricted stock units held by our employees has not been finalized. Accordingly, no dilutive effect of the replacement of ADP stock based awards held by our employees or the grant of new stock based awards has been provided in the pro forma combined financial statements herein. See “Certain Relationships and Related Party Transactions—Related Party Transactions—Agreements with ADP—Employee Matters Agreement” for further information.

(g)	The pro forma cash represents the approximate cash that we expect to begin our operations with as an independent company after the distribution, and the borrowing of $250 million under our term loan facility together with the net proceeds of the notes to repay outstanding borrowings under our Bridge Facility. This cash balance considered our working capital needs, investment strategy, as well as our planned capital structure (refer to the section titled “Capitalization” and to note (k) below for further information on our pro forma capital structure).

(h)	Represents the settlement by ADP of $21.9 million of intercompany notes and related accrued interest owed by us to ADP and its affiliates and $40.6 million of intercompany notes and related accrued interest owed to us by ADP and its affiliates which have been settled prior to the distribution date.

(i)	Represents capitalizable costs of $9.5 million related to the revolving credit facility, term loan facility, and the assumed borrowings under the notes in this offering.

(j)	Represents the incurrence of $1.0 billion of indebtedness, which consists of $250 million of borrowings under the term loan facility and $750 million of assumed borrowings under the notes in this offering, which will be used to repay the Bridge Facility. Current maturities of long-term debt of $12.5 million represents the portion of the term loan facility due over the one year period following June 30, 2014, the assumed transaction date in the pro forma combined financial statements.

(k)	In connection with our recapitalization, we paid a cash dividend to ADP of $825 million, which was funded with the term loan facility and the Bridge Facility, and eliminated the Parent company’s net investment to establish our capital structure. On the distribution date, the undistributed Parent company’s net investment in CDK was designated as CDK’s Stockholders’ Equity and was allocated between common stock and additional paid-in capital. For purposes of the pro forma financial statements, we have used a $0.01 per share par value and 160.6 million shares of CDK common stock based on the distribution.

Forward-Looking Statements

The above unaudited pro forma combined financial statements may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements and information that are not historical in nature, are based on management’s expectations and assumptions and are subject to risks and uncertainties that may cause actual results to differ materially from those expressed. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include: CDK Global’s success in obtaining, retaining and selling additional services to clients; the pricing of products and services; changes in overall market and economic conditions, technology trends, and auto sales and advertising trends; competitive conditions; changes in regulations; changes in technology; availability of skilled technical personnel and the impact of new acquisitions and divestitures. CDK Global disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. These risks and uncertainties, along with the risk factors discussed under “Item 1A. Risk Factors” in our Registration Statement on Form 10 for the fiscal year ended June 30, 2014, should be considered in evaluating any forward-looking statements contained herein.